Exhibit 10.17

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of June 5, 2015, is hereby entered into by and among Reit Management & Research Inc., a Maryland corporation (“INC”), Reit Management & Research LLC, a Maryland limited liability company (“LLC”), and Reit Management & Research Trust, a Massachusetts business trust (“TRUST”).

RECITALS

WHEREAS, TRUST holds Class A Units (as defined below) in LLC, which, upon the admission of INC as the managing member, will be treated as a partnership for United States federal income tax purposes;

WHEREAS, INC will become the managing member of, and will hold Class B Units (as defined below) in, LLC;

WHEREAS, the Class A Units held by a non-managing member of LLC are redeemable in certain circumstances for shares of Class A common stock, par value $0.001 per share, of INC (the “Class A Common Shares”) and/or cash pursuant to the Operating Agreement;

WHEREAS, LLC and each of its direct and indirect Subsidiaries treated as partnerships for United States federal income tax purposes will have in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year of the Closing Date and for each other Taxable Year in which a redemption by a Member of Class A Units for Class A Common Shares and/or cash or other consideration occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by LLC and such Subsidiaries, solely with respect to INC, at the time of a redemption of Class A Units for Class A Common Shares and/or cash or any other acquisition of Class A Units by INC for cash or other consideration, (collectively, a “Redemption”) (such time, the “Redemption Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Redemption and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense, and other Tax items of (i) LLC and such Subsidiaries solely with respect to INC may be affected by the Basis Adjustment (defined below) with respect to the Adjusted Assets and (ii) INC may be affected by the Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of INC;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA” is defined in Section 7.09(a)(i) of this Agreement.

“Adjusted Asset” is defined in the recitals of this Agreement.

“Advisory Firm” means any accounting firm registered with the Public Company Accounting Oversight Board and authorized to provide auditing services to public companies or any law firm that is generally recognized as being expert in Tax matters as determined by the Board.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice, or other information to be provided by INC to the Applicable Member and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice, or other information is delivered to the Applicable Member.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the short term applicable federal rate for interest accrued annually, as published by the Internal Revenue Service.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Amount Realized” means, in respect of a Redemption by an Applicable Member, the amount that is deemed for purposes of this Agreement to be the amount realized by the Applicable Member as a result of the Redemption, which shall be the sum of (i) the Market Price of the Class A Common Shares, the amount of cash, and the amount or fair market value of other consideration transferred to the Redeeming Member in the Redemption and (ii) the Share of Liabilities attributable to the Class A Units Redeemed.

“Appellate Rules” is defined in Section 7.09(a)(vi) of this Agreement.

“Applicable Member” means any Member to whom any portion of a Realized Tax Benefit is Attributable hereunder.

“Attributable” means that portion of any Realized Tax Benefit of INC that is Attributable to any Member as determined by reference to the assets from which arise the depreciation, amortization, or other similar deductions or recovery of cost or basis (“Depreciation”) and with respect to Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i)                                     Any Realized Tax Benefit arising from a deduction to INC with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Adjusted Asset is Attributable to the Applicable Member to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Redemptions by the Applicable Member bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Redemptions by all Members.

(ii)                                 Any Realized Tax Benefit arising from a deduction to INC with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Applicable Member that is required to include the Imputed Interest in income (without regard to whether such Member is actually subject to tax thereon).

“Award” is defined in Section 7.09(a)(iv).

“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset under section 732 of the Code (in situations where, as a result of one or more Redemptions, LLC becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 743(b) and 754 of the Code (including in situations where, following a Redemption, LLC remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws (as calculated under Section 2.01 of this Agreement) as a result of a Redemption and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from (i) a Redemption of one or more Class A Units shall be determined without regard to any Pre-Redemption Transfer of such Class A Units and as if any such Pre-Redemption Transfer had not occurred.

“Board” means the board of directors of INC.

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in Boston, Massachusetts or Baltimore, Maryland are authorized or required by Law to close.

“Change of Control” means the occurrence of any of the following events:

(i)                                     any “person” or “group” (as such terms are used in Sections 13(d) of the Securities Exchange Act of 1934, as amended), other than a Permitted Transferee, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, except that any person shall be deemed to beneficially own securities such person has a right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the then outstanding voting power of the voting securities of INC;

(ii)                                 the consummation of any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of INC (including securities of INC’s Subsidiaries) on a consolidated basis, except the transfer of outstanding voting power of the voting securities of INC to a Permitted Transferee; or

(iii)                             at any time, the Continuing Directors cease for any reason to constitute the majority of either the Board or the independent directors of INC;

provided, however, that if LLC is no longer a Subsidiary of INC as a result of a transaction not constituting a Change of Control, then a Change of Control shall be deemed to have occurred upon any of the foregoing events that affect LLC only (and no Change of Control shall be deemed to have occurred if such event affects INC).

“Change of Control Date” means the day on which the Change of Control becomes effective.

“Change of Control Payment” is defined in Section 4.03(b) of this Agreement.

“Change of Control Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Change of Control Notice” is defined in Section 4.02 of this Agreement.

“Change of Control Schedule” is defined in Section 4.02 of this Agreement.

“Charitable Organization” shall mean an organization that is described in section 501(c)(3) of the Code which is exempt from income taxation under section 501(a) thereof.

“Chosen Courts” is defined in Section 7.09(c) of this Agreement.

“Class A Common Shares” is defined in the recitals of this Agreement.

“Class A Units” has the definition set forth in the Operating Agreement.

“Class B Units” has the definition set forth in the Operating Agreement.

“Closing Date” means the date on which Class A Common Shares are distributed to public shareholders.

“Code” is defined in the recitals of this Agreement.

“Continuing Directors” means, as of any date of determination, any member of the Board who was (i) a member of the Board as of the date of this Agreement or (ii) nominated for election or elected to the Board by, or whose election to the Board was made or approved by (x) the affirmative vote of, a majority of Continuing Directors who were members of the Board at the time of such nomination or election (and not including a director whose initial assumption of office is in connection with an actual or threatened contested solicitation, including, without limitation, a consent or proxy solicitation, relating to the election of directors of the Board or an unsolicited tender offer or exchange offer for INC’s voting securities) or (y) so long as INC is Controlled by one or both Founders, one or both Founders.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Corporate Entity” means any direct Subsidiary of INC which is classified as a corporation for U.S. federal income tax purposes.

“Cumulative Net Realized Tax Benefit” means, with respect to a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years of INC, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the short term applicable federal rate for interest accrued annually, as published by the Internal Revenue Service, plus 300 basis points.

“Determination” has the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.09(a)(i) of this Agreement.

“Excluded Assets” is defined in Section 7.11(b) of this Agreement.

“Expert” is defined in Section 7.08 of this Agreement.

“Founder” means each of Barry M. Portnoy and Adam D. Portnoy.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of INC (or LLC, but only with respect to Taxes imposed on LLC and allocable to INC) using the same methods, elections, conventions and similar practices used on the relevant INC Return but using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments of the Adjusted Assets and excluding any deduction attributable to Imputed Interest.

“Immediate Family Member” means, with respect to any individual, (x) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any other individual (other than a tenant or employee) which individual is sharing the household of such individual or (y) a trust, the beneficiaries of which are the individual and/or any Immediate Family Member of such individual.

“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to INC’s payment obligations under this Agreement.

“INC” is defined in the preamble of this Agreement.

“INC Return” means the U.S. federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of INC filed with respect to Taxes of any Taxable Year.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the one-year rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR ) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC” is defined in the preamble of this Agreement.

“Market Price” means, with respect to a Class A Common Share as of the applicable Redemption Date, the last sale price per Class A Common Share, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per Class A Common Share, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if Class A Common Shares are not listed or admitted to trading on the Stock Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if Class A Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in Class A Common Shares selected by the Board or, in the event that no trading price is available for the Class A Common Shares, the fair market value of a Class A Common Share, as determined in good faith by the Board.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Member” means TRUST and each other Person who from time to time executes a joinder to this Agreement in form and substance reasonably satisfactory to INC.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.04(a) of this Agreement.

“Operating Agreement” means the Operating Agreement of LLC, as such is from time to time amended or restated.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” means: (A) any of INC’s Controlled Subsidiaries; (B) any employee benefit plan of INC or any of its Controlled Subsidiaries; (C) any Founder or any of the Founder’s lineal descendants; (D) any Immediate Family Member of a Founder or any of the Immediate Family Member’s lineal descendants; (E) any Qualifying Employee, any Immediate Family Member of a Qualifying Employee or any of the Qualifying Employee’s or Immediate Family Member’s lineal descendants; (F) a Person described in clauses (C), (D) or (E) to whom securities are transferred by will or pursuant to the laws of descent and distribution by a Person described in clauses (C), (D) or (E) of this definition; (G) any entity Controlled by any Person or Persons described in (B), (C), (D), (E) or (F) of this definition; (H) a Charitable Organization Controlled by any Person or Persons described in (C), (D), (E) or (F) of this definition; (I) an entity owned, directly or indirectly, by shareholders (or equivalent) of INC in substantially the same proportions as their ownership of INC immediately prior to the acquisition of beneficial ownership; or (J) an underwriter temporarily holding securities of INC pursuant to an offering of such securities; provided, however, that “lineal descendants” shall not include Persons adopted after attaining the age of eighteen (18) years and any such adopted person’s descendants; and further provided that any

Subsidiary described in clause (A) or (B), any entity described in clause (G) and any Charitable Organization described in clause (H), shall only be a Permitted Transferee so long as it remains Controlled as provided in clause (A), (B), (G) or (H).

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust, a joint venture, a joint stock company or another entity or organization.

“Pre-Redemption Transfer” means any transfer (including upon the death of a Member) of one or more Class A Units (i) that occurs prior to a Redemption of such Class A Units, and (ii) to which section 743(b) of the Code applies.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Qualifying Employee” means any employee of INC or any of its subsidiaries who is and has been an employee of INC or any of its subsidiaries for at least thirty-six (36) months.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, relating to such Taxable Year, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of INC (or LLC, but only with respect to Taxes imposed on LLC and allocable to INC for such Taxable Year), such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of INC, or LLC (but only with respect to Taxes imposed on LLC and allocable to INC for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, relating to such Taxable Year, the net excess, if any, of the actual liability for Taxes of INC (or LLC, but only with respect to Taxes imposed on LLC and allocable to INC for such Taxable Year) over the Hypothetical Tax Liability for such Taxable Year, such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of INC, or LLC (but only with respect to Taxes imposed on LLC and allocable to INC for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.08 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.08 of this Agreement.

“Redemption” is defined in the recitals of this Agreement, and “Redeem”, “Redeemed”, and “Redeeming” shall have correlative meanings.

“Redemption Basis Schedule” is defined in Section 2.02 of this Agreement.

“Redemption Date” is defined in the recitals of this Agreement.

“Redemption Payment” is defined in Section 5.01 of this Agreement.

“Rules” is defined in Section 7.09(a)(i) of this Agreement.

“Schedule” means any Redemption Basis Schedule, Tax Benefit Schedule, or Change of Control Schedule.

“Share of Liabilities” means, as to any Class A Unit at the time of a Redemption, the portion of the relevant Company’s “liabilities” (as such term is defined in section 752 and section 1001 of the Code) allocated to that Class A Unit pursuant to section 752 of the Code and the applicable Treasury Regulations.

“Stock Exchange” means the national securities exchange, as defined under the Securities Exchange Act of 1934, as amended, on which the Class A Common Shares are principally traded.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting power of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of LLC shall be given effect only at such times that LLC has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of LLC.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made) ending on or after a Redemption Date in which there is a Basis Adjustment due to a Redemption.

“Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“TRUST” is defined in the preamble of this Agreement.

“Valuation Assumptions” means, as of a Change of Control Date, the assumptions that (1) in each Taxable Year ending on or after such Change of Control Date, INC will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local, and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Change of Control Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the Change of Control Date will be utilized by INC on a pro rata basis from the Change of Control Date through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of at the fifteenth (15th) anniversary of the earlier of the Basis Adjustment and the Change of Control Date, and (5) if, at the Change of Control Date, there are Units that have not been Redeemed, then each such Unit shall be deemed to be Redeemed for the Market Price of the Class A Common Shares and the amount of cash that would be transferred if the Redemption occurred on the Change of Control Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01                             Basis Adjustment. For purposes of this Agreement, as a result of a Redemption, LLC shall be deemed to be entitled to a Basis Adjustment for each of its Adjusted Assets with respect to INC, the amount of which Basis Adjustment shall be the excess, if any, of (i) the sum of (x) the Amount Realized by the Applicable Member in the Redemption, to the extent attributable to such Adjusted Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Redemption, to the extent attributable to such Adjusted Asset, over (ii) INC’s share of LLC’s Tax basis for such Adjusted Asset immediately after the Redemption, attributable to the Class A Units Redeemed, determined as if (x) LLC remains in existence as an entity for tax purposes, and (y) LLC had not made the election provided by section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02                             Redemption Basis Schedule. Within forty-five (45) calendar days after the filing of the U.S. federal income tax return of INC for each Taxable Year in which any Redemption has been effected, INC shall deliver to the Applicable Member a schedule (the “Redemption Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Adjusted Assets as of each applicable Redemption Date, (ii) the Basis Adjustment with respect to the Adjusted Assets as a result of the Redemptions effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Redemptions by the Applicable Member, (iii) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03                             Tax Benefit Schedule. Within 45 calendar days after the filing of the U.S. federal income tax return of INC for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, INC shall provide to the Applicable Member a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) of this Agreement and may be amended as provided in Section 2.04(b) of this Agreement (subject to the procedures set forth in Section 2.04(a)).

Section 2.04                             Procedures, Amendments

(a)                       Procedure. Every time INC delivers to the Applicable Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Change of Control Schedule or amended Change of Control Schedule, INC shall also (x) deliver to the Applicable Member schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Applicable Member reasonable access at no cost to the appropriate representatives at INC and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Member, within thirty (30) calendar days after receiving a Redemption Basis Schedule or amendment thereto or within thirty (30) calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides INC with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days of receipt by INC of an Objection Notice, if with respect to a Redemption Basis Schedule, or within thirty (30) calendar days of receipt by INC of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the Applicable Member, INC and the Applicable Member shall employ the reconciliation procedures as described in Section 7.08 of this Agreement (the “Reconciliation Procedures”).

(b)                       Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by INC (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Redemption Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01                             Payments

(a)                       Within five (5) calendar days of a Tax Benefit Schedule delivered to an Applicable Member becoming final in accordance with Section 2.04(a), or earlier in INC’s discretion, INC shall pay to the Applicable Member for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) in the amount Attributable to the Applicable Member. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Member or as otherwise designated by such Member to INC. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b)                       A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to Interest Amounts; provided, however, that for the avoidance of doubt, no Member shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the INC Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.04(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Redemption, on a Class A Unit-by-Class A Unit basis by reference to the Amount Realized by the Applicable Member on the Redemption of a Common Unit and the resulting Basis Adjustment to INC.

Section 3.02                             No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of INC’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon (if any), being paid to the Members pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03                             Pro Rata Payments. For the avoidance of doubt, to the extent (i) INC’s deductions with respect to any Basis Adjustment or Imputed Interest are limited in a particular Taxable Year or (ii) INC lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Member in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this paragraph, as applicable.

Section 3.04                             Opt-Out.

(a)                       Notwithstanding Section 3.01, prior to a Redemption, an Applicable Member may elect not to receive any payments under this Agreement with respect to such Redemption, by delivering written notice evidencing such election, reasonably satisfactory in form and substance to INC, to INC at least ten (10) Business Days prior to the Redemption Date of the relevant Redemption. Such notice of election, when delivered, shall be irrevocable; provided, however, that a revocation of a Redemption under the Operating Agreement shall constitute a revocation of any notice of election with respect to the Class A Units the Redemption of which has been so revoked, and such notice of election shall be without further force and effect to the extent so treated as revoked.

(b)                       This Agreement shall not apply to any Redemption to the extent such Redemption is covered by a notice of election delivered pursuant to Section 3.04(a) (to the extent such notice of election continues in effect), and all computations hereunder, including the computation of any Tax Benefit Payments and determination of any amounts Attributable to any Member, shall be made without taking into account Redemptions covered by any such notice of election. For the avoidance of doubt, an Applicable Member that makes an election pursuant to Section 3.04(a) shall remain entitled to payments under this Agreement with respect to any Redemptions with respect to which no election has been made (and continues in effect) pursuant to Section 3.04(a).

ARTICLE IV

TERMINATION

Section 4.01                             Change of Control and Breach of Agreement.

(a)                       This Agreement shall terminate with respect to all of the Class A Units held (or previously held and redeemed) by all Members in the event of a Change of Control, and INC shall pay to all of the Members the Change of Control Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Change of Control Payment by all Members. Upon payment of the Change of Control Payments by INC, neither the Applicable Members nor INC shall have any further payment obligations under this Agreement in respect of such Members, other than for any (a) Tax Benefit Payment agreed to by INC and an Applicable Member as due and payable but unpaid as of the Change of Control Date and (b) Tax Benefit Payment due for the Taxable Year ending with or including the Change of Control Date (except to the extent that the amount described in clause (b) is included in the Change of Control Payment). For the avoidance of doubt, if a Redemption occurs after INC makes the Change of Control Payments with respect to all Members, INC shall have no obligations under this Agreement with respect to such Redemption, and its only obligations under this Agreement in such case shall be its obligations to all Members under Section 4.03(a).

(b)                       In the event that INC breaches any of its material obligations under this Agreement, INC must cure such breach within ten (10) days (if such breach is a result of failure to make any payment when due) or twenty (20) days (if such breach is not a result of failure to make any payment when due) from the date INC receives notice of such breach from a Member. If such breach is not so cured within the time period specified in the prior sentence, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if a Change of Control had occurred on the date of such breach and shall include, but not be limited to, (1) the Change of Control Payment, (2) any Tax Benefit Payment agreed to by INC and any Members as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that INC breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due.

(c)                        The undersigned parties hereby acknowledge and agree that the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable.

Section 4.02                             Change of Control Notice. If a Change of Control occurs, INC shall deliver to each Member notice of such Change of Control (“Change of Control Notice”) and a schedule (the “Change of Control Schedule”) showing in reasonable detail the calculation of the Change of Control Payment. The applicable Change of Control Schedule shall become final and binding on all parties unless the Applicable Member, within thirty (30) calendar days after receiving the Change of Control Schedule thereto provides INC with notice of a material objection to such Change of Control Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by INC of the Material Objection Notice, INC and the Applicable Member shall employ the Reconciliation Procedures as described in Section 7.08 of this Agreement.

Section 4.03                             Payment upon Change of Control.

(a)                       Within three (3) calendar days after agreement between the Applicable Member and INC of the Change of Control Schedule, INC shall pay to the Applicable Member an amount equal to the Change of Control Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Member or as otherwise designated by such Member to INC.

(b)                       The “Change of Control Payment” as of the Change of Control Date shall equal, with respect to the Applicable Member, the present value of all Tax Benefit Payments that would be required to be paid by INC to the Applicable Member beginning from the Change of Control Date and assuming that the Valuation Assumptions are applied, discounted at the Change of Control Rate from the date such Tax Benefit Payments would be required to be paid back to the Change of Control Date.

ARTICLE V

LATE PAYMENTS

Section 5.01                             Late Payments by INC. The amount of all or any portion of any Tax Benefit Payment or Change of Control Payment required to be made by INC to a Member or to the Members under this Agreement (a “Redemption Payment”) not made to any Member when due under the terms of this Agreement shall be payable together with interest thereon, computed at the Default Rate from the date on which such Redemption Payment was due and payable until actually paid.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01                             Member Participation in INC’s and Company’s Tax Matters. Except as otherwise provided herein, INC shall have full responsibility for, and sole discretion over, all Tax matters concerning INC and LLC, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes. Notwithstanding the foregoing, INC shall notify the Members of, and keep the Members reasonably informed with respect to the portion of any audit of INC and LLC by a Taxing Authority the outcome of which is reasonably expected to affect the Members’ rights and obligations under this Agreement, and shall provide to the Members reasonable opportunity to provide information and other input to INC, LLC, and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that INC and LLC shall not be required to take any action that is inconsistent with any provision of the Operating Agreement.

Section 6.02                             Consistency. Except upon the written advice of an Advisory Firm, INC and the Members agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by INC in any Schedule required to be provided by or on behalf of INC under this Agreement. Any dispute concerning such advice shall be subject to the terms of Section 7.08.

Section 6.03                             Cooperation. The Members shall each (a) furnish to INC in a timely manner such information, documents and other materials as INC may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to INC and its representatives to provide explanations of documents and materials and such other information as INC or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and INC shall reimburse each Member for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01                             Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (i) on the date delivered, if personally delivered; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (iii) on the next Business Day after being sent by recognized overnight mail service specifying next Business Day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

if to INC or LLC, to:

c/o Reit Management & Research LLC
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458
Attn: President
Facsimile: (617) 928-1305

with a copy (which shall not constitute notice) to:

c/o Reit Management & Research LLC
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458
Attn: General Counsel
Facsimile: (617) 928-1305

if to the Members or any Member, to:

the address and facsimile number set forth for such Member in the records of LLC.

Section 7.02                             Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 7.03                             Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

Section 7.04                             Governing Law. This Agreement and any Dispute, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

Section 7.05                             Severability. This Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If at any time subsequent to the date hereof, any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties.

Section 7.06                             Successors; Assignment; Amendments; Waivers. No Member may assign this Agreement to any person without the prior written consent of INC; provided, however, (i) that, to the extent Class A Units are effectively transferred in accordance with the terms of the Operating Agreement, and any other agreements the Members may have entered into with each other, or a Member may have entered into with INC and/or LLC, the transferring Member shall assign to the transferee of such Class A Units the transferring Member’s rights under this Agreement with respect to such transferred Class A Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to INC, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once a Redemption has occurred, any and all payments that may become payable to a Member pursuant to this Agreement with respect to such Redemption may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to INC, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of the next paragraph. For the avoidance of doubt, to the extent a Member or other Person transfers Class A Units to a Member as may be permitted by any agreement to which LLC is a party, the Member receiving such Class A Units shall have all rights under this Agreement with respect to such transferred Class A Units as such Member has, under this Agreement, with respect to the other Class A Units held by him.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of INC and LLC, and by Members who would be entitled to receive at least two-thirds of the Change of Control Payments payable to all Members hereunder if a Change of Control had occurred on the date of the most recent Redemption prior to such amendment (excluding, for purposes of this sentence, all payments made to any Member pursuant to this Agreement since the date of such most recent Redemption); provided that no such amendment shall be effective against Members who do not approve the amendment in writing. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. INC shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of INC, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that INC would be required to perform if no such succession had taken place.

Section 7.07                             Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7.08                             Reconciliation. In the event that INC and an Applicable Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02, and 6.02 within the relevant period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either INC or the Applicable Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Redemption Basis Schedule or an amendment thereto or the Change of Control Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by INC, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by INC, except as provided in the next sentence. INC and each Applicable Member shall bear their own costs and expenses of such proceeding, unless the Applicable Member has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case INC shall reimburse such Applicable Member for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.08 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the

Expert pursuant to this Section 7.08 shall be binding on INC and the Applicable Member and may be entered and enforced in any court having jurisdiction.

Section 7.09                             Submission to Jurisdiction; Dispute Resolution.

(a)

(i)             any disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby that are not Reconciliation Disputes governed by Section 7.08, including any disputes, claims or controversies brought by or on behalf of LLC, INC or a Member or any holder of equity interests (which, for purposes of this Section 7.09, shall mean any holder of record or any beneficial owner of equity interests, or any former holder of record or beneficial owner of equity interests) of LLC, INC or a Member, either on his, her or its own behalf, on behalf of LLC, INC or a Member or on behalf of any series or class of equity interests of LLC, INC or a Member or holders of equity interests of LLC, INC or a Member against LLC, INC or any Member or any of their respective trustees, directors, members, officers, managers, agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of LLC, INC or a Member (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 7.09. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of LLC, INC or any Member and class actions by a holder of equity interests against those individuals or entities and LLC, INC or any Member. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. For purposes of this Section 7.09, the term “equity interest” shall mean, (i) in respect of LLC, “membership interest” in LLC as defined in the Maryland Limited Liability Companies Act, (ii) in respect of INC, shares of capital stock of INC and (iii) in respect of any Member, any equity interest in that Member.  References to a “Member” in this Section shall be deemed to include any former Member.

(ii)          There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(iii)       The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties. There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(iv)      In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the Laws of the State of Maryland. Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in Dollars and, subject to Section 7.10, free of any tax, deduction or offset. Subject to Section 7.09(a)(vi), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(v)         Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(vi)      Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 7.09(a)(v) hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(vii)   Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 7.09(a)(vi), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by Law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(viii)     This Section 7.09(a) is intended to benefit and be enforceable by LLC, INC, each Member (including any former Member) and their respective holders of equity interests, trustees, directors, officers, managers, members, agents or employees, and their respective successors and assigns, shall be binding upon LLC, INC, each Member (including any former Member) and their respective holders of equity interests and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

(b)                       The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(c)                        To the fullest extent permitted by applicable Law, the parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other party and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement.

(d)                       Notwithstanding the foregoing, any Dispute as to the interpretation of this Agreement shall be resolved by INC in its sole discretion, provided that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement and that such resolution shall not be inconsistent with the fundamental results described in Section 3.02 of this Agreement.

(e)                        Each party hereto agrees that it shall bring any Proceeding ancillary to an arbitration or contemplated arbitration arising out of or relating to or concerning this Agreement exclusively in the courts of the State of Maryland and the federal courts of the United States, in each case, located in the City of Baltimore (the “Chosen Courts”). Solely in connection with such Proceedings, each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) agrees not to commence any such Proceeding except in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding and (v) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 7.01. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT or the transactions contemplated hereby. Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 7.09(a), this Section 7.09(e) shall not pre-empt resolution of Dispute pursuant to Section 7.09(a).

Section 7.10                             Withholding. INC shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as INC is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by INC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Member.

Section 7.11                             Admission of INC into a Consolidated Group; Transfers of Corporate Assets.

(a)                       If INC becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Change of Control Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                       Notwithstanding any other provision of this Agreement, if INC acquires one or more assets that, as of a Redemption Date, have not been contributed to LLC (other than INC’s interests in LLC) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to LLC on the date such assets were first acquired by INC; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(b), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to LLC on the date on which INC acquired stock of such corporation.

(c)                        If any entity that is obligated to make a Redemption Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code, such entity, for purposes of calculating the amount of any Redemption Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12                             Confidentiality. Each Member and assignee acknowledges and agrees that the information of INC is confidential and, except in the course of performing any duties as necessary for INC and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of INC, its Affiliates and successors and the other Members, confidential information concerning INC, its Affiliates and successors, and the other Members, including marketing, investment, performance data, credit and financial information, and other business affairs of INC, its Affiliates and successors, and the other Members learned of by the Member heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by INC or any of its Affiliates, becomes public knowledge (except as a result of an act of such Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Member and assignee (and each employee, representative, or other agent of such

Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) INC, LLC, the Members, and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

If a Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, INC shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to INC or any of its Affiliates or the other Members and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13                             Operating Agreement. To the extent this Agreement imposes obligations upon LLC or a managing member of LLC, this Agreement shall be treated as part of the operating agreement of LLC as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14                             Joinder. INC hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as LLC for all purposes of this Agreement. INC hereby agrees to cause any Corporate Entity that acquires an interest in LLC (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as INC for all purposes of this Agreement. LLC shall have the power and authority (but not the obligation) to permit any Person who becomes a member of LLC to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in LLC by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, INC, LLC, and each Member have duly executed this Agreement as of the date first written above.

REIT MANAGEMENT & RESEARCH INC.

By:	/s/ Matthew P. Jordan
Name:	Matthew P. Jordan
Title:	Treasurer and Chief Financial Officer

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Jennifer B. Clark
Name:	Jennifer B. Clark
Title:	Executive Vice President and General Counsel

REIT MANAGEMENT & RESEARCH TRUST

By:	/s/ Jennifer B. Clark
Name:	Jennifer B. Clark
Title:	Vice President

Signature Page to Tax Receivable Agreement